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EXHIBIT 99.1     PRESS RELEASE

                 PULASKI FINANCIAL CORP. NAMES RAMSEY HAMADI CFO

           CONTROLLER TO SUCCEED THOMAS HACK, RETIRING AFTER 33 YEARS


ST. LOUIS, JUNE 29, 2001--Pulaski Financial Corp. (Nasdaq: PULB) today announced that Controller Ramsey K. Hamadi, 32, has been appointed chief financial officer effective July 2, 2001. Ramsey succeeds Thomas F. Hack, 57, who is retiring but will remain as a consultant for the next three years. Hack also will retain his seat on the boards of directors of the bank holding company and the bank itself.

Hamadi, formerly a bank examiner with the Federal Reserve Bank of St. Louis, has been controller at Pulaski Financial since June 2000. As a bank examiner in the Federal Reserve System, he performed bank audits and examinations of small and regional banks, analyzing the institutions' systems, management and financial health. Prior to that, has was an accounting principal with United Leasing of Fenton, Mo., managing the company's leasing portfolio and preparing financial reports and analyses of operations.

"Ramsey brings a strong blend of government and private sector experience, as well as his exemplary work as our controller, that has prepared him well to oversee the financial reporting, analysis and planning functions at Pulaski," said William A. Donius, chairman and chief executive officer of Pulaski Financial. "We look forward to a continuation of the dedication, team spirit and strong analytical skills that Ramsey has demonstrated over the past year."

Hamadi, who also served in the U.S. Marine Corps, has a master's degree in business administration from Maryville University of St. Louis and a bachelor of science degree from the University of Missouri-St. Louis, where he graduated cum laude. Hamadi, a certified public accountant, is married and the father of two boys.

Hack joined Pulaski Bank in 1967 and was appointed treasurer in 1974 and chief financial officer in 1993. A director since 1985, Hack was recently reelected to a three-year term on the board of directors.

"Tom's contribution to the bank was significant over the past three decades. He was instrumental in the conversion of the company from a mutual savings and loan to a public company. We're pleased to be able to benefit from his counsel over the next three years as a consultant." Donius said.

Pulaski Financial Corp. serves customers throughout the St. Louis metropolitan area through its subsidiary, Pulaski Bank. The Bank offers a full line of quality retail banking products through five full-service offices. The Company's website can be accessed at www.pulaskibankstl.com.
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FOR ADDITIONAL INFORMATION CONTACT:

William A. Donius, Chief Executive Officer      Brien Gately or Karl Plath
Pulaski Financial Corp.                         The Investor Relations Company
(314) 878-2210 Ext. 3610                        (847) 296-4200